UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Tandem Diabetes Care, Inc.

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June 4, 2018

Dear Stockholders:

As you are aware, the 2018 Annual Meeting of Stockholders of Tandem Diabetes Care, Inc., or the Annual Meeting, will be held at our principal corporate office, located at 11075 Roselle Street, San Diego, California 92121, on Thursday, June 14, 2018, at 3:00 p.m., local time.  This letter is intended to supplement certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission on April 26, 2018, or the Proxy Statement.  In particular, this letter provides supplemental information about our executive compensation program and our stock incentive plans, including our 2006 Stock Incentive Plan, or 2006 Plan, our 2013 Stock Incentive Plan, or 2013 Plan, and our 2013 Employee Stock Purchase Plan, or ESPP.

Stock Incentive Plans

As of December 31, 2017, the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options, weighted-average exercise price of outstanding options, and number of shares remaining available for future issuance under our 2006 Plan and 2013 Plan are set forth in the table below. Our compensation committee and our board of directors have determined not to make any further awards under our 2006 Plan.

As of December 31, 2017, the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options, weighted-average exercise price of outstanding options, and number of shares remaining available for future issuance under our ESPP is also set forth in the table. Because of the limited number of shares available under our ESPP as of December 31, 2017, we currently have no outstanding offerings under our ESPP. However, we intend to commence a new offering under the ESPP subject to stockholder approval of Proposal 5 of the Proxy Statement.

We do not have any stock incentive plans that have not been approved by our stockholders.

Name	Number of Shares Reserved for Issuance(1)	Number of Shares Issued	Number of Shares Underlying Outstanding Options(2)	Weighted-Average Exercise Price of Outstanding Options (per share)	Number of Shares Remaining Available for Future Issuance(3)
2006 Plan	268,560	87,104	151,087	$24.32	-
2013 Plan	821,359	-	1,180,182	$50.03	-
ESPP	163,531	163,518	-	-	13

(1)

On January 1, 2018, the evergreen provisions of our 2013 Plan automatically added a total of 404,776 shares to our 2013 Plan, and the evergreen provisions of our ESPP automatically added a total of 101,194 shares to our ESPP. These evergreen shares are not included in this table.

(2)

In November 2017, the committee approved the grant of options to purchase up to 811,800 shares of Common Stock that are expressly subject to and conditioned upon the approval by our stockholders of an increase to the number of shares of our Common Stock reserved for issuance under our 2013 Plan. The exercise price of all of these contingent options is $2.59 per share.  These contingent options are not included in this table. However, if they were included, the weighted-average exercise price of outstanding options under the 2013 Plan would be $30.70 per share.

(3)	As of December 31, 2017, the number of options granted in 2017 pursuant to our 2013 Plan exceeded the remaining number of shares reserved for issuance.

2013 Plan

As disclosed in the Proxy Statement, all of our employees, non-employee directors and consultants are eligible to participate in our 2013 Plan and may receive all types of awards; provided that ISOs may be granted under our 2013 Plan only to our officers and employees.  There are approximately 600 potential participants in the 2013 Plan.  However, the number of awards (if any) that may be received by individual employees or groups of employees under our 2013 Plan is in the discretion of our board of directors and therefore cannot be determined in advance.  In addition, the number of eligible participants will vary based on changes in our employee headcount and the composition of our Board, among other factors.

ESPP

As disclosed in the Proxy Statement, in general, each of our officers and employees may participate in offerings under our ESPP, provided that the employee has been continuously employed by us for such period as our board of directors may require.  Our board of directors may provide that employees who are customarily employed for less than 20 hours per week or less than five months per calendar year are not eligible to participate in our ESPP, and may impose other restrictions on participation in our ESPP.  Our non-employee directors are not eligible to participate in our ESPP.  There are approximately 575 potential participants in our ESPP.  However, participation in our ESPP is voluntary and each eligible employee will make his or her own decision regarding whether to participate in the plan, and the level of payroll deductions he or she authorizes. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under our ESPP. In addition, the number of eligible participants will change based on changes in our employee headcount and eligibility determinations by our board of directors, among other factors.

Additional Information

This letter should be read in conjunction with the Proxy Statement, including our supplemental disclosures filed with the SEC on May 4, 2018, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important.  Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented through the date hereof, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

 We look forward to seeing you at the Annual Meeting.

 Sincerely,

Kim D. Blickenstaff
President and Chief Executive Officer

San Diego, California